EXHIBIT 8

                      [FORM OF SEWARD & KISSEL LLP OPINION]

                                                                  April __, 2007

Ultrapetrol (Bahamas) Limited
Attention: Felipe Menendez R.
Ocean Centre, Montagu Foreshore
East Bay St.
Nassau, Bahamas
P.O. Box SS-19084

Ladies and Gentlemen:

                       Re: Ultrapetrol (Bahamas) Limited
                       ---------------------------------

Ladies and Gentlemen:

     You have requested our opinion regarding certain United States federal income tax matters relating to Ultrapetrol (Bahamas) Limited (the "Company") and the holders of shares of common stock of the Company (the "Common Stock").

     In formulating our opinion as to these matters, we have examined such documents as we have deemed appropriate, including the Registration Statement filed by the Company on Form F-l (File No. 333-[ ]) with the Securities and Exchange Commission pursuant to Rule 462(b) of Regulation C under the Securities Act of 1933, as amended, relating to an aggregate of [ ] shares of Common Stock (the "Registration Statement"). The Registration Statement incorporates by reference the registration statement on Form F-1 (No. 333-141485), which was declared effective on April 19, 2007, including the prospectus which forms a part of such registration statement, as supplemented from time to time by one or more prospectus supplements (the "Prospectus"). We also have obtained such additional information, as we have deemed relevant and necessary from representatives of the Company.

     Capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement or the Prospectus.

     Based on the facts as set forth in the Registration Statement and the Prospectus and, in particular, on the representations, covenants, assumptions, conditions and qualifications described under the caption "Tax Considerations" in the Prospectus, we hereby confirm that the opinions of Seward & Kissel LLP with respect to United States federal income tax matters are those opinions attributed to Seward & Kissel LLP expressed in the Prospectus under the caption "Tax Considerations." It is our further opinion that the tax discussion set forth under the caption "Tax Considerations - U.S. Federal Income Tax Considerations" in the Prospectus accurately states our views as to the tax matters discussed therein.

     Our opinions and the tax discussion as set forth in the Registration Statement and the Prospectus are based on the current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service which may be cited or used as precedents, and case law, any of which may be changed at any time with retroactive effect. No opinion is expressed on any matters other than those specifically referred to above by reference to the Registration Statement and the Prospectus.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm included in or made part of the Registration Statement and the Prospectus and to each reference to us and the discussions of advice provided by us under the headings "Tax Considerations--U.S. Federal Income Tax Considerations" and "Legal Matters" in the Prospectus, without admitting we are "experts" within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement or the Prospectus.

                                        Very truly yours,